CAVION TECHNOLOGIES, INC.
                        EQUITY INCENTIVE PLAN 1999


     1. PURPOSE. Cavion Technologies, Inc. (the "Company") hereby establishes its Equity Incentive Plan (the "Plan"). The purpose of the Plan is to help the Company and its subsidiaries to attract and retain competent employees, officers, directors, advisors and independent contractors by providing them with an opportunity to participate in the increased value of the Company which their effort, initiative, and skill have helped produce.

     2.   GENERAL PROVISIONS.

          (a) The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall be comprised of two or more directors designated by the Board of Directors (the "Board"). If and to the extent that Securities Exchange Act Rule 16b-3 or Internal Revenue Code Section 162 are applicable to the Plan, Committee members shall qualify as "Non-Employee Directors" within the meaning of Securities Exchange Act Rule 16b-3 and as "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3). (In the event Rule 16b-3 or Treasury Regulation Section 1.162-27(e)(3) is amended, modified or repealed, the requirements for being a member of the Committee shall reflect the then current requirements of the successor rule or regulation, if any.) Options granted under the Plan are intended to qualify for the "qualified performance based compensation" exception to Internal Revenue Code Section 162(m). Notwithstanding the foregoing, if it would be consistent with all applicable laws, including without limitation Rule 16b-3 and Treasury Regulation Section 1.162-27(e)(3), then the Plan may be administered by the Board of Directors, and if so administered all subsequent references to the Committee shall be read as referring to the Board of Directors.

          (b) The Committee shall have full power to construe and interpret the Plan and to establish and amend rules and regulations for its administration. The Committee shall determine, in its sole discretion, which participants under the Plan shall be granted restricted stock, stock options or stock appreciation rights, the time or times at which stock, options and rights are granted, as well as the number of shares and the duration of the options or rights which are granted to participants; provided, however, that no participant may be granted more than 250,000 options under the Plan in any three year period. The Committee shall also determine any other terms and conditions relating to restricted stock, options and rights granted under the Plan as the Committee may prescribe, in its sole discretion. The Committee shall make all other determinations and take all other actions which it deems necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations made by the Committee shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries.

          (c) Any action of the Committee with respect to the Plan shall be taken by majority vote or by the unanimous written consent of the Committee members. The Committee may, in its discretion, delegate its administrative duties with respect to the Plan to an officer or employees, or to a committee composed of officers or employees, of the Company.

          (d) The Board (with members of the Committee abstaining) shall have the authority to make grants under the Plan to members of the Committee and may also establish a formula by which grants will automatically be made to members of the Committee. The Committee shall have the authority to make grants hereunder to members of the Board other than Committee members and may also establish a formula by which grants will automatically be made to Board members.

     3. ELIGIBILITY. Employees, officers, directors, advisors and independent contractors of the Company and its subsidiaries shall be eligible to participate in the Plan and to receive restricted stock, options and rights hereunder, except where the Committee determines that a particular subsidiary will not participate in the Plan. However, Incentive Stock Options may only be granted to officers and directors who are employees of the Company or its subsidiaries at all times during the period beginning on the date of grant of the option and ending on the day three months before the date of exercise.

     4. SHARES SUBJECT TO PLAN. The aggregate number of shares of the Company's Common Stock which may be issued to participants shall be 995,000 shares, subject to adjustment as provided in Section 9. These shares may consist of shares of the Company's authorized but unissued Class A Common Stock or shares of the Company's authorized and issued Class A Common Stock reacquired by the Company and held in its treasury or any combination thereof. To the extent that a participant pays for the exercise of an option with shares of the Company's stock rather than cash, the tendered shares shall be deemed to be added back to the Plan, increasing the total number of shares subject to and reserved for the Plan by that amount. If an option granted under the Plan is surrendered, or for any other reason ceases to be exercisable in whole or in part, the shares as to which the option ceases to be exercisable shall be available to be granted to the same or other participants under the Plan, except to the extent that an option is deemed surrendered by the exercise of a tandem stock appreciation right and that right is paid by the Company in stock, in which event the shares issued in satisfaction of the right shall not be available for new options or rights under the Plan. Shares of restricted stock that are forfeited under the Plan shall be deemed to be added back to the Plan, increasing the total number of shares subject to and reserved for the Plan by that amount.

     5.   STOCK OPTIONS.

          (a) TYPE OF OPTIONS. Options granted may be either Nonqualified Stock Options or Incentive Stock Options as determined by the Committee in its sole discretion and as reflected in the Notice of Grant issued by the Committee. "Incentive Stock Option" means an option intended to qualify as an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). "Nonqualified Stock Option" means an option not intended to qualify as an Incentive Stock Option or an Incentive Stock Option which is converted to a Nonqualified Stock Option, either under Section 8(b) hereof or by operation of law.

          (b) OPTION PRICE. The price at which options may be granted under the Plan shall be determined by the Committee at the time of grant as follows:

               (i) For Incentive Stock Options the option price shall be equal to 100% of the Fair Market Value of the stock (as defined below); provided, however, that for Incentive Stock Options granted to any person who, at the time such option is granted, owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiary corporation, the Option Price shall be 110% of the Fair Market Value.

               (ii) For Nonqualified Stock Options the option price may be less than the Fair Market Value of the stock, but in no event shall the option price be less than fifty percent (50%) of the Fair Market Value. However, any grant of a Nonqualified Stock Option at a price less than Fair Market Value will not qualify for the "qualified performance based compensation" exception to Internal Revenue Code Section 162(m).

               (iii) "Fair Market Value" shall mean, if there is an established market for the Company's Common Stock on a stock exchange, in an over-the-counter market or otherwise, the mean of the highest and lowest quoted selling prices on the valuation date. Unless otherwise specified by the Committee at the time of grant (or in the formula applicable to such grant), the valuation date for purposes of determining the option price shall be the date of grant. The Committee (or the Board of Directors with respect to grants to Committee members) may specify that, instead of the date of grant, the valuation date shall be a valuation period of up to ninety (90) days prior to the date of grant, and Fair Market Value for purposes of such grant shall be the average over the valuation period of the mean of the highest and lowest quoted selling prices on each date on which sales were made in the valuation period. If the Committee fails to specify a valuation period and there were no sales on the date of grant then Fair Market Value shall be determined as if the Committee had specified a thirty (30) day valuation period. If there is no established market for the Company's Common Stock, or if there were no sales during the applicable valuation period, the determination of Fair Market Value shall be established by the Committee in its sole discretion, considering the criteria set forth in Treas. Reg. Section 20.2031-2 or successor regulations.

          (c) EXERCISE OF OPTION. The right to purchase shares covered by any option or options under the Plan shall be exercisable only in accordance with the terms and conditions of the grant to the participant. Such terms and conditions may include a time period or schedule over which the options become exercisable, or "vested", and may provide that certain conditions, such as continuous service or specified performance criteria or goals, must be satisfied for such vesting. The determination as to whether to impose any such vesting schedule or performance criteria, and the terms of such schedule or criteria, shall be within the sole discretion of the Committee. These terms and conditions may be different for different participants.

               The Committee may provide that an option will be exercisable prior to vesting, and that upon exercise the participant will receive restricted stock (as described in Section 7), subject to restrictions reflecting any vesting period or conditions of the option that are unfulfilled at the time of exercise.

               Options shall be exercised when written notice of exercise by the participant, and full payment for the shares with respect to which the option is exercised, has been received by the Company at its principal office. The exercise of options shall be paid for in cash or in shares of the Company's Common Stock, or any combination thereof. Shares tendered as payment for option exercises shall be valued at the Fair Market Value of the shares on the date of exercise. The Committee may, in its discretion, agree to a loan by the Company to one or more participants of a portion of the exercise price (not to exceed the exercise price minus the par value of the shares to be acquired, if any) for up to three (3) years with interest payable at the prime rate quoted in the Wall Street Journal on the date of exercise. The Board may approve such loans to members of the Committee.

               The Committee may also permit a participant to effect a net exercise of an option without tendering any shares of the Company's stock as payment for the option. In such an event, the participant will be deemed to have paid for the exercise of the option with shares of the Company's stock and shall receive from the Company a number of shares equal to the difference between (i) the shares that would have been tendered to pay the option price and withholding taxes, if any, and (ii) the number of options exercised.

               The Committee may also cause the Company to enter into arrangements with one or more licensed stock brokerage firms whereby participants may exercise options without payment therefor but with irrevocable orders to such brokerage firm to immediately sell the number of shares necessary to pay the option price and withholding taxes, if any, and then to transmit the proceeds from such sales directly to the Company in satisfaction of such obligations.

               A participant shall have no rights as a shareholder with respect to any shares of common stock subject to an option prior to the date of exercise of the option.

          (d) DURATION OF OPTIONS. Unless otherwise prescribed by the Committee or the Plan, options granted hereunder shall expire ten (10) years from the date of grant, subject to early termination as provided in
Section 8.

          (e) INCENTIVE STOCK OPTION LIMITATIONS. In no event shall an Incentive Stock Option be granted to any person who, at the time such option is granted, owns (as defined in Section 422 of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation, unless the option price is at least 110% of the Fair Market Value of the stock subject to the option, and such option is by its terms not exercisable after the expiration of five (5) years from the date of grant. The aggregate Fair Market Value (determined as of the time that option is granted) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any individual employee during any single calendar year under the Plan shall not exceed $100,000. In addition, employees are advised that in order to receive the tax benefits of an Incentive Stock Option, they must not resell or otherwise dispose of the stock acquired upon exercise of the Incentive Stock Option until two
(2) years after the date the option was granted and one (1) year after it was exercised.

     6.   STOCK APPRECIATION RIGHTS.

          (a) GRANT. Stock appreciation rights may be granted by the Committee under the Plan upon such terms and conditions as it may prescribe. A stock appreciation right may be granted in connection with an option (the "Related Option") previously granted or to be granted under the Plan (a "Tandem Right"), or may be granted separately (a "Separate Right"). Upon grant of a Separate Right, the Committee shall specify an exercise price for the right. Upon exercise of a stock appreciation right, the participant is entitled to receive the excess of Fair Market Value, on the date of exercise, of the Company's Common Stock over the option price of the Related Option (in the case of a Tandem Right), or over the exercise price of the right (in the case of a Separate Right). Such excess is hereafter called "the differential."

          (b) EXERCISE OF STOCK APPRECIATION RIGHTS. Stock appreciation rights shall be exercisable and payable in the following manner:

               (i) A Separate Right shall be exercisable at the time or times prescribed by the Committee. A Tandem Right shall be exercisable at the same time or times that the Related Option could be exercised. Stock appreciation rights shall be exercised when written notice of exercise by the participant has been received by the Company at its principal office. Upon receipt of such notice, the Company shall determine, in its sole discretion, whether the participant's stock appreciation rights shall be paid in cash or in shares of the Company's Common Stock or any combination of cash and shares and thereupon shall, without deducting any transfer or issue tax, deliver to the person exercising such right an amount of cash or shares of the Company's Common Stock or a combination thereof with a value equal to the differential minus withholding taxes, if any. No fractional share of Common Stock shall be issued; rather, the Committee shall determine whether cash shall be given in lieu of such fractional share or whether such fractional share shall be disregarded.

               (ii) The exercise of a Tandem Right shall automatically result in the surrender of the Related Option by the participant on a share for share basis. Likewise, the exercise of a stock option shall automatically result in the surrender of the related Tandem Right.

               (iii) The Committee may impose any other terms and conditions it prescribes upon the exercise of a stock appreciation right, which conditions may include a condition that the stock appreciation right may only be exercised in accordance with rules and regulations adopted by the Committee from time to time.

          (c) LIMITATION ON PAYMENTS. Notwithstanding any other provision of the Plan, the Committee may from time to time determine, including at the time of exercise, the maximum amount of cash or stock which may be given upon exercise of any stock appreciation right in any year; provided, however, that all such amounts shall be paid in full no later than the end of the year immediately following the year in which the participant exercised such stock appreciation rights. Any determination under this paragraph may be changed by the Committee from time to time provided that no such change shall require the participant to return to the Company any amount theretofore received or to extend the period within which the Company is required to make full payment of the amount due as the result of the exercise of the participant's stock appreciation rights.

          (d) EXPIRATION OF STOCK APPRECIATION RIGHTS. Unless earlier terminated under Section 8, each Tandem Right shall expire on the date on which the Related Option expires or terminates, and each Separate Right shall expire on the date prescribed by the Committee.

     7.   RESTRICTED STOCK.

          (a) GRANT. The Committee may grant shares of the Company's Common Stock to persons eligible for grants under the Plan, subject to such restrictions, if any, as may be determined by the Committee, including but not limited to that person's continuous employment by or service to the Company for a specified period of time or the attainment of specified performance goals or objectives by that person, a group of persons or the Company as a whole. The determination as to whether to impose any such vesting schedule or performance criteria, and the terms of such schedule or criteria, shall be within the sole discretion of the Committee. These terms and conditions may be different for different participants.

          (b) VOTING RIGHTS. A participant will have all voting, dividend, liquidation and other rights with respect to the shares of restricted stock in accordance with its terms upon becoming the holder of record of such stock; provided, however, that the participant shall have the right to sell or otherwise transfer such stock only to the extent that vesting and performance criteria have been satisfied. Such limitations may be enforced, in the sole discretion of the Committee, by placing a restrictive legend on the stock certificates, or by making arrangements for custody of the stock certificates.

     8.   EARLY TERMINATION.

          (a) DEATH OR DISABILITY. If a participant's employment or engagement by the Company terminates because of total disability (as defined below) or because of retirement at 65 years of age or later, any options or stock appreciation rights granted to such participant shall expire three (3) months after such termination. If the participant dies while employed or engaged by the Company, to the extent that the option was exercisable at the time of the participant's death, such option may, within one year after the participant's death, be exercised by the person or persons to whom the participant's rights under the option pass by will or by the applicable laws of descent and distribution; provided, however, that an option or stock appreciation right may not be exercised after the expiration date as originally granted. In the event of termination by reason of death or total disability as described in this paragraph, all employment period and other restrictions applicable to restricted stock then held by the participant shall lapse, and such stock shall become fully nonforfeitable.

               An employee who is absent from work with the Company because of total disability, as defined below, shall not by virtue of such absence alone be deemed to have terminated such participant's employment with the Company. All rights which such participant would have had to exercise options or stock appreciation rights granted hereunder will be suspended during the period of such absence and may be exercised cumulatively by such participant upon return to the Company so long as such rights are exercised prior to the expiration of the option or stock appreciation right as originally granted. For purposes of the Plan, "total disability" means disability, as a result of sickness or injury, to the extent that the participant is prevented from engaging in any substantial gainful activity and is eligible for and receives a disability benefit under Title II of the Federal Social Security Act.

          (b) OTHER TERMINATIONS. If a participant's employment or engagement by the Company terminates for any other reason, whether terminated by the participant or the Company, with or without cause, then
(i) all options granted to such participant under the Plan shall terminate and no longer be exercisable as of the date of such termination, and (ii) any restricted stock as to which the employment period or other restrictions have not been satisfied shall be forfeited. The preceding sentence will not apply if the participant becomes or remains a non-employee officer, director, advisor or independent contractor. In that event, any Incentive Stock Option held by the participant shall be converted to a Nonqualified Stock Option on the date the participant's employment or engagement terminates.

          (c) WAIVER OF VESTING RESTRICTIONS. In any circumstance described in this section, the Committee shall have the discretion to waive any vesting restrictions on the participant's restricted stock, options or rights, or the early termination thereof.

     9. CAPITAL ADJUSTMENTS. If any changes are made to the shares of Common Stock (whether by reason of reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), the Committee shall make the adjustments it deems appropriate in: (i) the number of outstanding stock options and stock appreciation rights, (ii) the option price thereof, and
(iii) the aggregate number of shares which may be made subject to stock options or which may be granted to any one participant hereunder. If any such adjustment results in a fractional share, the fraction shall be disregarded.

     10. NONTRANSFERABILITY. During a participant's lifetime, a right or an option may be exercised only by the participant. Options and rights granted under the Plan, restricted stock as to which the vesting and performance criteria have not been satisfied, and the rights and privileges conferred thereby, shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by applicable law (including Exchange Act Rule 16b-3), the Committee may, in its sole discretion, (i) permit a recipient of a Nonqualified Stock Option to designate in writing during the participant's lifetime a beneficiary to receive and exercise the participant's Nonqualified Stock Options in the event of such participant's death, (ii) grant Nonqualified Stock Options that are transferable to the immediate family or a family trust of the participant, and (iii) modify existing Nonqualified Stock Options to be transferable to the immediate family or a family trust of the participant. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option or right or unvested restricted stock under the Plan, or of any right or privilege conferred thereby, contrary to the provisions of the Plan shall be null and void.

     11. RESALE OF SHARES PURCHASED. Except as provided in Section 7 with respect to restricted stock, all shares of stock acquired under the Plan may be freely resold, subject to applicable state and federal securities laws restricting their transfer. However, the Company may impose various conditions to exercise of an option, including a requirement that the person exercising such option represent and warrant that, at the time of such exercise, the shares of Common Stock being purchased are being purchased for investment and not with a view to resale or distribution thereof. In addition, the resale of shares purchased upon the exercise of Incentive Stock Options may cause the employee to lose certain tax benefits if the employee fails to comply with the holding period requirements described in Section 5(e) hereof.

     12. ACCELERATION OF RIGHTS AND OPTIONS. If the Company or its shareholders agree to dispose of all or substantially all of the assets or stock of the Company (whether by sale, merger or other reorganization, liquidation, or otherwise), any right or option granted pursuant to the Plan shall become immediately and fully exercisable during the period from the date of the agreement to the date the agreement is consummated (or, if earlier, the date the right or option terminates in accordance with the
Plan). However, no option or right shall be accelerated under this section if the shareholders of the Company immediately before the contemplated transaction will own 50% or more of the total combined voting power of all classes of voting stock of the surviving entity (whether the Company or some other entity) immediately after the transaction. In the event the contemplated transaction terminates without being consummated, the options and rights granted pursuant to the Plan shall thereafter be treated as if that agreement had never been entered into.

     13. TAX WITHHOLDING. Each participant agrees that, if and to the extent required by law, the Company shall withhold or require the payment by the participant of any state, federal or local taxes resulting from the exercise of an option or right or the grant or vesting of restricted stock; provided, however, that to the extent permitted by law, the Committee may in its discretion, permit some or all of such withholding obligation to be satisfied by the delivery by the participant of, or the retention by the Company of, shares of its Common Stock.

     14. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued with respect to any option or right granted under the Plan unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange or automated quotation system upon which shares of the Company's stock may then be listed or traded, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Each participant must consent to the imposition of a legend on the certificate representing the shares of Common Stock issued upon the exercise of the option or right restricting their transferability as may be required by law, the option or right, or the Plan.

     15. REPORTS TO PARTICIPANTS. The Company shall furnish to each participant a copy of the annual report, if any, sent to the Company's shareholders. Upon written request, the Company shall furnish to each participant a copy of its most recent annual report, if any, filed with the Securities and Exchange Commission and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

     16. NO EMPLOYEE CONTRACT. The grant of restricted stock or an option or right under the Plan shall not confer upon any participant any right with respect to continuation of employment by, or the rendition of advisory or consulting services to, the Company, nor shall it interfere in any way with the Company's right to terminate the participant's employment or services at any time.

     17. NONEXCLUSIVITY OF THE PLAN. Approval of the Plan does not create any limitations on the authority of the Company to adopt other incentive or compensation arrangements of any nature, nor does it modify any other compensation practice of the Company.

     18. AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN. The Committee may at any time suspend or terminate the Plan and (except as described below) may amend it from time to time in such respects as the Committee may deem advisable in order that options and rights granted hereunder shall conform to any change in the law, or in any other respect which the Committee may deem to be in the best interests of the Company. However, no such amendment shall, without the participant's consent, alter or impair any of the rights or obligations under any option or stock appreciation rights theretofore granted to a participant under the Plan. Further, no such amendment shall, without shareholder approval: (a) increase the total number of shares available for grants of options or rights under the Plan (except as provided by Section 9 hereof); or (b) effect any change to the Plan which is required by law (including without limitation the regulations promulgated under Section 422 of the Code) to be approved by the shareholders.

     19. EFFECTIVE DATE. The effective date of the Plan shall be March 19, 1999. The Plan shall be submitted for ratification by the Company's shareholders as required by applicable law (including as required to qualify for the "qualified performance based compensation" exception to Code Section 162(m)). Until the Plan has been ratified by the Company's shareholders, all grants under the Plan also shall be subject to shareholder ratification.

     20. TERMINATION DATE. Unless the Plan shall have been previously terminated by the Committee, the Plan shall terminate on March 18, 2009, and no stock, option or right shall be granted after that date. Stock, options and rights outstanding under the Plan at that date shall continue to be governed by the provisions of the Plan.